RESTRICTED STOCK PLAN

1. Establishment. (the “Corporation”) hereby establishes a share incentive plan for key officers and directors, as described herein, which shall be known as the Restricted Stock Plan (the “Plan”).

2. Purpose. The purpose of the Plan is to enable the Corporation to retain and motivate key officers and directors who provide valuable service to the Corporation, and to provide them with a means of acquiring or increasing a proprietary interest in the Corporation so that they will have an increased incentive to work for the success of the Corporation.

3. Approval of Plan. The Plan was duly approved by the Corporation's Board of Directors on June 1st, 2009.

4. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

a) “Board” means the Board of Directors of the Corporation.
b) “Cause” means fraud, dishonesty, theft of corporate assets, habitual neglect of the Grantee's duties with the Corporation and/or its subsidiaries, or other similar gross misconduct by a Grantee.
c) “Change in Control” means a change in control of a nature which would be required to be reported in response to Item 5(1) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or any merger, tender offer, consolidation, or sale of substantially all of the assets of the Corporation, or related series of such events, as a result of which: (i) shareholders of the Corporation immediately prior to such event hold less than 50% of the outstanding voting securities of the Corporation or its survivor or successor immediately after such event; (ii) persons holding less than 20% of such securities before such event own more than 50% of such securities after such event; or (iii) persons constituting a majority of the board were not directors of the Corporation for at least the 24 preceding months.
d) The “Fair Market Value” per share as of any date shall be determined by the Board in accordance with the principles enumerated in Treas. Reg. Section 20.2031-2; provided, however, that if shares of the Corporation become traded on a national or regional stock exchange, the fair market value shall be equal to the mean between the highest and lowest quoted selling prices on the date of grant on the exchange on which the shares are traded; provided, further, that if there were no sales on trading dates within a reasonable period both before and after such date, not to exceed trading five days before or after, the fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant with the average weighed inversely by the respective number of trading days between the selling dates and the date of grant.
e) “Good Reason” means, without a Grantee's written consent, a (i) demotion in the Grantee's status, position, or responsibilities, or the assignment to that Grantee of any duties which are inconsistent with such status, position, or responsibilities; or (ii) the relocation of the principal executive offices of the Corporation to a location outside the DaJlas, Texas metropolitan area. In the case of a consultant, “Good Reason” shall also include the assignment of duties to the consultant not contemplated in any written consulting agreement between the Corporation and such consultant.

f) “Grantee” means an eligible person who shall have received a grant of restricted shares under the plan.
g) “Period of Restriction” means the period during which the transfer of restricted shares granted under the Plan is restricted pursuant to Section 12 hereof.
h) “Shares” means the voting common shares, without par value, of the Corporation.
i) “Total Disability” means that a Grantee is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy maintained by the Corporation and any replacement policy or policies and the Grantee has been totally disabled for a period of 3 Months.

5. Eligible Persons. In order to accomplish the purposes of this Plan, the Board shall select participants from among the full-time officers, including those who may be Directors of the Corporation, from among employees of the Corporation and its subsidiaries who are expected to make a significant contribution to the business of the Corporation, and from any individuals providing significant consulting activities for the Corporation (collectively “Eligible Persons”).

6. Administration. This Plan shall be administered by the Board. The Board shall adopt rules and regulations under the Plan, impose such additional conditions, and interpret the language hereunder, as it deems necessary or appropriate; and such rules, conditions, and interpretations shall be binding upon all Eligible Persons and Grantees.

7. Number of Shares Subject to the Plan. The total number of shares that may be granted under the Plan may not exceed (26,000,000 shares) subject to adjustment as provided in Section. Those shares may consist, in whole or in part, of authorized but unissued shares or shares reacquired by the Corporation, including shares purchased in the open market, not reserved for any other purpose.

8. Unused Shares. In the event that any Shares subject to grants under the Plan are reacquired by the Corporation pursuant to Section 18, such reacquired Shares shall again become available for issuance under the Plan.

9. Adjustments in Capitalization. In the event of any change in the outstanding shares by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, or exchange of shares or other similar corporate change, the aggregate number of shares issuable under this Plan shall be appropriately adjusted by the Board, whose determination shall be conclusive. In such event, the Board shall also have discretion to make appropriate adjustments in the number and type of shares subject to restricted share grants then outstanding under the Plan, pursuant to the terms of such grants or otherwise.

10. Duration of the Plan. Subject to the Board's right to earlier terminate the Plan pursuant to Section 25 hereof, the Plan shall remain in effect until all shares subject to it shall have been acquired by Grantees pursuant to the provisions hereof and shall have been released from restrictions pursuant to Sections 12, 13, 19, 21, or 22 hereof. Notwithstanding the foregoing, no shares may be granted under the Plan after 2014.

11. Grant of Restricted Shares. Subject to Sections 5 and 7, the Board, at any time and from time to time, or any officers designated by the Board, may grant restricted shares under the Plan to such Eligible Persons and in such amounts as it shall determine. Each grant of restricted shares shall be in a writing, designated as the "Restricted Stock Grant Agreement," and signed by the Chief Executive Officer, the President, Chief Strategy Officer, or Chief Legal Officer and by the Secretary or the Assistant Secretary of the Corporation. Certificates for the shares so granted shall be delivered to the Grantees at the time of grant.

12. Transferability. Except as contemplated by Sections 18, 19, 20, and 21, the restricted shares granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until all the conditions specified by the Board in its sole discretion and set forth in the Restricted Stock Grant Agreement are satisfied.

13. Removal of Restrictions. Except as otherwise provided in Sections 18, 19, 20, and 21, restricted shares covered by each Restricted Stock Grant Agreement made under this Plan shall become free from any restrictions or transfer imposed by this Plan after the last day of the Period of Restriction.

14. Other Restrictions. The Board may impose such other restrictions on any shares granted pursuant to the Plan as it may deem advisable.

15. Certificate Legend. Each certificate representing restricted shares granted pursuant to this Plan shall bear the following legend:

“The sale or other transfer of the shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Restricted Stock Plan, rules of administration adopted pursuant to such Plan, and a Restricted Stock Grant Agreement dated, June 1, 2009. A copy of the Restricted Stock Plan, such rules, and the Restricted Stock Grant Agreement may be obtained from the Secretary of the Corporation.”

Once the shares are released from the restrictions set forth in Section 12, the Grantee shall be entitled to have the legend required by this section removed from all share certificates issued to the Grantee pursuant to this Plan.

16. Voting Rights. During the Period of Restriction, Grantees holding restricted shares granted pursuant to this Plan may exercise full voting rights with respect to those shares.

17. Dividends and Other Distributions. During the Period of Restriction, Grantees holding restricted shares granted pursuant to this Plan shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any dividends or distributions are paid in shares, the shares shall be subject to the same restrictions on transferability as the restricted shares with respect to which they were paid.

18. Effect of Termination of Employment Due to Retirement. In the event that a Grantee (other than a consultant) terminates his or her employment with the Corporation and/or its subsidiaries because of normal or early retirement (as such terms are denied in the Corporation's then existing Pension Plan or, in the absence of any Pension Plan, in a retirement policy plan adopted by the Board that is applicable to the Grantee), any remaining Period of Restriction applicable to the restricted shares pursuant to Section 12 hereof shall automatically terminate and, except as otherwise provided in Section 14, the shares shall thereby be free of any restrictions on transfer imposed by this Plan.

19. Effect of Termination of Employment without Cause or Due to Death, Disability or Good Reason. In the event (1) a Grantee terminates his or her employment or his or her consulting relationship with the Corporation and/or its subsidiaries because of death, total disability, or for good reason, or (2) the Grantee's employment or consulting relationship with the Corporation and/or its subsidiaries is involuntarily terminated by the Corporation and/or its subsidiaries without cause during the Period of Restriction, any remaining Period of Restriction applicable to the restricted shares- pursuant to Section 12 shall automatically terminate and, except as otherwise provided in Section 14 the shares shall be free of all restrictions on transfer imposed by this Plan.

20. Other Termination of Employment. In the event that a Grantee's employment or consulting relationship with the Corporation and/or its subsidiaries is terminated by the Corporation and/or its subsidiaries for cause or by the Grantee without good reason during the Period of Restriction, then any shares still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Corporation.

21. Effect of Change in Control. Except as specified in the Restricted Stock Grant Agreement, the Period of Restriction shall terminate in any event upon a Change in Control.

22. No Employment Rights Created. Nothing in this Plan or in any grant of restricted shares pursuant to this Agreement shall interfere with or limit in any way the right of the Corporation and/or its subsidiaries to terminate any eligible person's or Grantee's employment or consulting relationship at any time, or confer upon any eligible person or Grantee any right to continue in the employ of(or as a consultant to) the Corporation and/or any of its subsidiaries.

23. Nontransferability of Rights or Restricted Shares. No rights or shares granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights granted to a Grantee under the Plan shall be exercisable during the Grantee's lifetime only by the Grantee, or by the guardian or legal representative of the Grantee. Upon death of a Grantee, the personal representative or beneficiary of the Grantee may exercise the Grantee's rights under the Plan.

24. Amendment and Termination. The Board may at any time amend, modify, alter, or terminate this Plan, except that (1) such amendment, modification, alteration, or termination may not adversely affect the rights of any existing Grantee, without the consent of such Grantee, and (2) shareholder approval must be obtained for any amendment which would: (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

25. Tax Withholding. The corporation or its subsidiaries, as appropriate, shall have the right to deduct from all payments any Federal, state, or local taxes required by law to be withheld with respect to such payments and, in the case of awards paid in shares, the Grantee or other person receiving such shares may be required to pay to the Corporation or its subsidiaries, as appropriate, the amount of any such taxes which the Corporation or its subsidiaries is required to withhold with respect to such shares prior to delivery of any certificate or certificates for such shares.

26. Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Corporation against and from any loss, costs, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of a judgment in any action, suit or proceeding against him or her, provided that he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it or his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Corporation's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify Directors or hold Directors harmless.

27. Governing Law. The Plan, and all grants and other documents delivered hereunder, shall be construed in accordance with and governed by the laws of the state of Texas.

28. Expenses of Plan. The expenses of administering the Plan shall be borne by the Corporation.

29. Election to Sell Shares to the Corporation. A Grantee, or in the case of the Grantee's death, the Grantee's beneficiary or personal representative, may elect, in a form filed with the Board at the time and in the manner the Board shall determine, to sell to the Corporation up to one-half of the shares issued to the Grantee pursuant to this Platt and upon which the restrictions set forth in Section 12 have lapsed. To the extent permitted by law, the Corporation shall purchase such shares. Each sale shall occur within five days after the last day of the Period of Restriction for the shares in question and shall be for a price equal to the Fair Market Value determined as of the last day of the Period of Restriction of the shares to be sold. The purchase price, to the extent permitted by law, shall be payable in cash or by check in one lump sum payment, unless provisions relating to payment for such shares in  installments are agreed to by the Corporation and the Grantee (or the Grantee's beneficiary or personal representative).

30. Additional Benefits. In addition to the grants provided herein, the Corporation shall pay in cash to any Grantee within sixty (60) days of the date on which the Period of Restriction on any grant made to such Grantee lapses and such grant becomes fully transferable an amount equal to the product of: (i) the applicable Percentage (as defined below) in effect for the calendar year during which the grant becomes transferable and (ii) the amount (to the extent deductible by the Corporation) required to be taken into income by the grantee for federal income tax purposes by reason of the grant of restricted stock pursuant to this Plan. For purposes of this section, the term "Applicable Percentage" shall mean seventy-five percent (75%) for the 20 II calendar year, sixty percent (60%) for the 2012 calendar year and fifty percent (50%) for the 2013 calendar year and any calendar year thereafter.

31. Arbitration of Disputes. Any dispute between the Corporation and a Grantee (or the Grantee's successor in interest) arising out of this Plan shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; and the arbitration award shall be entered as a final judgment in any court having jurisdiction over the dispute and the Corporation and all Grantees expressly waive any right to file a lawsuit in any court involving the dispute until 30 days after the arbitration award has been issued. Any disagreement as to whether a dispute is subject in arbitration shall be submitted as part of the arbitration proceeding. Legal costs, attorney's fees and the fees of experts may be assessed against any person found to have acted in bad faith.

Approved by the Board of Directors of Global Smoothie Supply, Inc. as of June 1, 2009:

/s/ David C. Tiller
David C. Tiller, Director

/s/ Ronald M. Roberts
Ronald M. Roberts, Director

/s/ Harry B. Ireland, Jr.
Harry B. Ireland, Jr., Director

/s/ John W. Gohsman
John W. Gohsman, Director

Constituting all of the members of the Board of Directors of the Corporation.